T. ROWE PRICE GNMA FUND

SPECIAL MEETING OF SHAREHOLDERS

In accordance with Rule 30e-1(b) under the Investment Company Act of 1940, T. Rowe Price GNMA Fund (the "Fund") is required to furnish certain information regarding any matters submitted to a vote of the shareholders of the Fund. Shareholders of record of the Fund, as of the close of business on May 30, 2017, were notified that a Special Meeting of Shareholders (the "Meeting") would be held at T. Rowe Price, 100 East Pratt Street, Baltimore, Maryland, on Wednesday, July 26, 2017, at 8:00 a.m. Shareholders of the Fund voted on a proposal to approve the redomiciliation and reorganization of the Fund into a newly-established Maryland corporation. The number of shares outstanding on the record date and the shares present at the meeting by proxy of the Fund were as follows:


FUND
GNMA Fund

SHARES OUTSTANDING ON RECORD DATE
155,848,904.098

SHARES PRESENT BY PROXY
117,087,409.177

% OF SHARES ENTITLED TO VOTE
75.129%


The voting results of the Meeting are outlined as follows:

Fund
GNMA Fund

NUMBER OF SHARES VOTING

For
109,635,395.512

% of Shares Voted
93.636%

Against
2,899,875.711

% of Shares Voted
2.477%

Abstain
4,552,137.955

% of Shares Voted
3.888%